SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549-1004

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

OCTOBER 25, 2010

Date of Report (Date of Earliest Event Reported)

STAKOOL, INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-24723	88-0393257
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18565 Soledad Canyon Road #153 Canyon Country, CA 91351
(Address of principal executive offices and Zip Code)

(310) 309-9080

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 2, 2010,  Stakool Inc., a Nevada corporation (the “Company”), entered into an  Purchase Agreement (the “Agreement”) with LinQpay a Delaware Corporation, which was reported on June 7, 2010.  This agreement was amended on October 22, 2010.

Pursuant to the Agreement and amedment, the Company purchased 100% of LinQpay, Inc. and all of  its subsidiaries, the consideration paid to LinQpay is an aggregate of 10,000,000 full paid and nonassessable shares of Common Stock of the Company (the “Shares”), which represent approximately 18% of the issued and outstanding shares of Common Stock of the Company.

The Company’s Shares shall be deemed to constitute $2,000,000, Two Million Dollars.   The number of shares is based at $0.20 per share, totaling 10,000,000 shares. All of the shares are deemed to be “restricted” as that term is defined in the Securities Act of 1933, as amended.

The closing of the transaction shall take place on or before December 1, 2010, or once the South Africa audits have been approved and confirmed in their entirety with the US Auditor, and all of the closing conditions set forth in the amended Agreement have been satisfied or waived, or at such other time and date as the parties shall agree in writing, at the executive offices of the Company.

The Company  will enter into a three-year employment agreement with James Byler  and  he will serve as the CEO of the Company. The Company has existing employment agreements with Kyle Gotshalk and Cherish Adams.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAKOOL, INC.

Date: October 25, 2010	By:	/s/ Kyle Gotshalk
	Name:	Kyle Gotshalk
	Title:	President and Director